Exhibit 10.38
EXECUTION COPY
Agreement No: 750-03610-2002
TELESERVICE MASTER AGREEMENT
FOR
Call Center Customer Services
between
Cellco Partnership d/b/a Verizon Wireless
and
APAC Customer Services, Inc.
Proprietary and Confidential.

Execution Copy
Agreement No. 750-03610-2002
TABLE OF CONTENTS

1. PARTIES	5

2. TERM	5

3. DEFINITIONS	5

4. SCOPE	6

5. ORDERS	7

6. PAYMENT AND BILLING	7

7. RECORDS AND AUDITS	9

8. ACCEPTANCE	10

9. WARRANTIES, SERVICES & SUPPORT	10

10. TERMINATION	12

11. INFRINGEMENT	13

12. CONFIDENTIAL INFORMATION	14

13. PUBLICITY AND DISCLOSURE	14

14. COMPLIANCE WITH LAWS	14

15. FORCE MAJEURE	15

16. ASSIGNMENT	15

17. TAXES	15

18. SUBCONTRACTING	16

19. PLANT AND WORK RULES AND RIGHT OF ACCESS	16

Proprietary and Confidential.

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Agreement No. 750-03610-2002

20. INDEMNIFICATION	17

21. INSURANCE	18

22. RELATIONSHIP OF PARTIES	19

23. NOTICES	19

24. NONWAIVER	20

25. SEVERABILITY	20

26. LIMITATION OF LIABILITY	21

27. SECTION HEADINGS	21

28. SURVIVAL OF OBLIGATIONS	21

29. CHOICE OF LAW AND JURISDICTION	21

30. ENTIRE AGREEMENT	21

31. SIGNATURES	22

EXHIBIT A STATEMENT OF WORK Call Center General Services Project	23

1. SCOPE OF SERVICES	23

2. QUALITY STANDARDS	25

3. SECURITY	26

4. FRAUD	26

5. CARE OF PROPERTY	26

6. STAFFING AND SCHEDULING	26

7. DISASTER RECOVERY PLAN	30

8. COMPANY CALL CENTER(S)	30

9. SYSTEMS AND DATA	31

10. COLLATERAL AND MATERIALS	32

11. TRAINING AND RECRUITMENT	29

Proprietary and Confidential.

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Agreement No. 750-03610-2002

12. PROGRAM MANAGEMENT	33

13. REPORTING AND ANALYSIS	34

14. ESCALATION PROCEDURES	34

Attachment A1 — Description of Programs	35

EXHIBIT B FORM AUTHORIZATION LETTER FOR A DELIVERABLE PROJECT	37

EXHIBIT C NON-DISCLOSURE	39

EXHIBIT D RATE SCHEDULE	41

EXHIBIT E SERVICE LEVEL COMMITMENTS	42

EXHIBIT F REPORTING STANDARDS	46

EXHIBIT G ESCALATION PROCESS	50

EXHIBIT H QUALITY SURVEY FORM	50

EXHIBIT I QUALITY STANDARDS	48

EXHIBIT J SECURITY REQUIREMENTS	54

EXHIBIT J-1 INDIVIDUAL REPRESENTATIVE RESPONSIBILITIES	59

EXHIBIT K VERIZON WIRELESS CLAIMS WAIVER	60

EXHIBIT L CUSTOMER SERVICE REPRESENTATIVE (“CSR”) JOB PROFILE	61

EXHIBIT M TECHNOLOGY REQUIREMENTS	62

EXHIBIT N SCHEDULE OF AUTHORIZATIONS	66

Proprietary and Confidential.

Execution Copy
Agreement No. 750-03610-2002
MASTER AGREEMENT FOR CALL CENTER CUSTOMER SERVICES
1.	PARTIES.
This Master Agreement for Call Center Customer Services (“Agreement”) is made between APAC Customer Services, Inc., an Illinois corporation, with offices at Six Parkway North, Deerfield, Illinois 60015 (“Company”) and Cellco Partnership d/b/a Verizon Wireless, a Delaware general partnership, having an office and principal place of business at 180 Washington Valley Road, Bedminster, New Jersey 07921 on behalf of itself and its Affiliates (“Verizon Wireless”).
An Affiliate that issues an Order may enforce the terms and conditions of this Agreement with respect to any Service purchased by such Affiliate as though it were a direct signatory to the Agreement.
2.	TERM.
This Agreement shall commence as of February 1, 2003 (the “Effective Date”). Unless terminated in accordance with Section 10 this Agreement shall continue in effect until January 31, 2004 (the “Initial Term”). This Agreement may be renewed for additional one (1) year terms with the mutual agreement of both Parties upon sixty (60) days prior written notice from Verizon Wireless (a “Renewal Term”).
3.	DEFINITIONS.
The terms defined in this Section shall have the meanings set forth below whenever they appear in this Agreement, unless the context in which they are used clearly requires a different meaning or a different definition is described for a particular Section or provision:
3.1	“Affiliate” means an entity that controls, is controlled by, or is under common control of Verizon Wireless.

3.2	“Service” shall mean the work described in the Statement of Work attached hereto as Exhibit A.

3.3	“Order” means a service order, authorization letter, or other written communication and/or electronic transmission that Verizon Wireless may deliver to Company for the purchase of Service.

3.4	“Authorization Letter” shall mean any letters issued from time to time by Verizon Wireless and accepted by Company in the form appended hereto as Exhibit B.

3.5	“Project” shall mean the work described in and authorized by an Authorization Letter.

3.6	“Project Leader” shall mean the single point of contact appointed by Verizon Wireless in an Authorization Letter issued by Verizon Wireless under this Agreement.

3.7	“Parties” shall mean the parties that enter into this Agreement.
Proprietary and Confidential.

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Agreement No. 750-03610-2002
4.	SCOPE.

4.1
This Agreement does not by itself order any Services. Company shall furnish Services to Verizon Wireless in accordance with the Statement of Work attached hereto as Exhibit A, and as specified in Authorization Letters issued in accordance with Section 5 of this Agreement. Upon receipt of an Order, Company shall provide Services, in accordance with the terms and conditions of this Agreement.

4.2	This Agreement is nonexclusive and shall not be construed to require Verizon Wireless to purchase any specific amount of Service from Company.

4.3
The Services will be provided subject to the terms and conditions of this Agreement, including any applicable Authorization Letter(s). Each Authorization Letter shall be deemed to include by incorporation, the applicable Statement of Work for the Project detailing the material terms of the Services. In the case of a conflict between this Agreement and an Authorization Letter issued hereunder, the terms of this Agreement shall control. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Agreement shall apply to all Authorization Letters (including Statements of Work) between Company and Verizon Wireless unless the Parties expressly agree by written modification to this Agreement, signed by the persons who executed this Agreement or their respective successors or supervisors, that certain provisions of this Agreement shall not apply.

4.4	Location of Call Center(s). Unless otherwise specifically provided in the Authorization Letter:
a.
All Company employees, contractors and/or agents providing Services under this Agreement shall be located at the Company call center(s), which shall be located within the United States (“Company Facilities”);

b.
Company, including, but not limited to, its contractors and agents, shall not provide, direct, control, supervise or manage any Services, pursuant to this Agreement or any Authorization Letter, through facilities located outside of the United States; and

c.	No data relating to any such Service shall be stored, at, in or through a site located outside of the United States.
4.5
CPNI. Company shall comply with all applicable FCC rules and regulations governing access to and storage of Customer Proprietary Network Information (“CPNI”), as defined in 47 U.S.C. § 222 (h)(1) and 47 C.F.R. § 64.2003(c).

4.6
Access by or Disclosure to Foreign Governmental Authorities. Company shall immediately notify Verizon Wireless if it receives a request from a foreign government, entity or individual for access to or disclosure of any telecommunications or subscriber related information whatsoever. Company shall not provide such access or disclosure without the express written consent of the United States Department of Justice (“DOJ”) or the authorization of a court of competent jurisdiction in the United States.

Proprietary and Confidential.

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Agreement No. 750-03610-2002
4.7
Implementation and Testing. Upon implementation of the systems required to perform the Services hereunder at the Company Facilities with respect to any Project or stage of a Project, the Parties shall perform testing to ensure the Company and Verizon Wireless equipment serving the particular Project is properly installed and operational for training purposes and prepared to handle live operation immediately following training. Verizon Wireless may conduct such testing as it deems appropriate and/or necessary to evaluate the Company representatives and/or the Services, at its discretion. A Service shall not be considered accepted by Verizon Wireless unless and until the Service meets the applicable Service Level Commitment(s) defined in Exhibit E. In the event the Service is not performing in accordance with Service Level Commitment(s), the Parties shall resolve the problem prior to the commencement or further deployment of Service, as the case may be, unless otherwise agreed to by the Parties.

5.	ORDERS.

5.1
Company shall furnish Service as specified in Letters of Authorization issued from time to time by Verizon Wireless and accepted by Company, hereinafter referred to as an “Authorization Letter”. Verizon Wireless shall from time to time issue Authorization Letters in the form appended hereto as Exhibit B, setting forth in detail the specific tasks to be performed and the time frame in which they are to be performed. Verizon Wireless shall appoint a Project Leader in each Authorization Letter issued by Verizon Wireless under this Agreement.

5.2
Such Authorization Letter will become effective upon countersignature by an authorized representative of Company and delivery to Verizon Wireless and become part of the Agreement. Verizon Wireless may cancel an Authorization Letter at any time before counter-signature upon notice to Company and after counter-signature, in accordance with Section 10, below. It is expressly understood and agreed that this Agreement is intended solely to establish uniform and consistent terms and conditions for any Authorization Letter(s) Verizon Wireless may choose to issue to Company, that Verizon Wireless is not obligated to issue any Authorization Letter(s) to Company, that this Agreement does not grant Company an exclusive privilege to provide to Verizon Wireless may or all Services which Verizon Wireless may require, and that Verizon Wireless may contract with other contractors for the procurement of comparable services.

6.	PAYMENT AND BILLING.

6.1	Prices for performance of this Agreement shall be as set forth on Exhibit D, Rate Schedule.

6.2
Unless otherwise set forth in an Authorization Letter, invoices will be submitted monthly by Company and will describe the Services rendered during the invoice period. The invoices will identify all calls handled by Customer Service Representatives (CSRs) categorized by regular or overtime calls, all long distance outbound toll charges, training detail and any other authorized expenses incurred in providing Services to fulfill the requirements of this Agreement and authorized in advance by Verizon Wireless. The invoices shall be itemized with details as to all authorized expenses, with receipts for any expense over $25. Payments of all undisputed amounts shall be made within thirty (30) days from the date of receipt of each invoice. The parties will work in good faith to resolve any disputes regarding invoices in a timely manner. Company shall also provide, within two (2) days following the last day of each month an accrual, which estimates the total expenses, expected for that current month. This accrual will be provided through electronic format to the designated Verizon Wireless project manager.

Proprietary and Confidential.

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Agreement No. 750-03610-2002
6.3	Invoices will be prepared and sent to the following persons and addresses or to such addresses or persons as designated by Verizon Wireless in each Authorization Letter:

Name:	Donyale Grisson
Title:	Supervisor, Resource Management
Address:	777 Big Timber Road
Elgin, III 60123
Phone:	(847) 289-3845

and

Name:	Ted Kassiotis
Title:	HQ Vendor Manager
Address:	5355 Mira Sorrento Place
San Diego, CA 92121
Phone:	(858) 625-7677
6.4
The price(s) shall be firm for the term of this Agreement except that Company may at any time decrease the prices. Company agrees that if Company’s list price or the price later offered to Verizon Wireless for a Service is lower than the stated price, then the stated price shall be lowered for the Service provided.

6.5
The prices specified in this Agreement are the total prices for the Services to be provided hereunder, and there shall be no other charges whatsoever. Unless otherwise specified, the prices set forth in this Agreement include all incidental costs, including transportation, entertainment and the use of all necessary tools, products and equipment. The prices include all taxes except those that Company is required by law to collect from Verizon Wireless. Company is responsible for all of Company’s own overhead, equipment, tools, telephone calls, transportation, materials and any costs of any nature unless this Agreement specifically provides otherwise. Company may not charge Verizon Wireless for overtime work unless Verizon Wireless authorized the overtime work in writing in advance.

6.6
Taxes. If Company is required by law to collect any federal, state or local sales, excise or other similar tax from Verizon Wireless with respect to an amount to be paid by Verizon Wireless for Services provided by Company to Verizon Wireless under this Agreement, then (i) Company shall bill such tax to Verizon Wireless in the manner and for the amount required by law, (ii) Verizon Wireless shall pay such billed amount of tax to Company, and (iii) Company shall remit such billed amount of tax to the appropriate tax authorities as required by law; provided, however, that Company shall not bill to or otherwise attempt to collect from Verizon Wireless any tax with respect to which Verizon Wireless has provided Company with an exemption certificate, direct pay number, or other reasonable basis for relieving Company of its responsibility to collect such tax from Verizon Wireless.

Proprietary and Confidential.

Execution Copy
Agreement No. 750-03610-2002
7.	RECORDS AND AUDITS.

7.1
Company shall maintain complete records of all costs payable by Verizon Wireless under the terms of this Agreement for three (3) years after termination of Agreement. Such records shall specifically include, but are not limited to, timesheets. All such records shall be maintained in accordance with recognized accounting practices.

7.2
Company customer service representatives (“CSRs”) will, in an accurate, professional, ethical and timely manner, update the Verizon Wireless customer account records to reflect each customer call, including, but not limited to, indicating in the comment section the following: the CSR’s initials, the reason for the call, and the action taken. Company will provide monthly, and as requested, call reports to indicate volume of calls handled. Company acknowledges that customer account records are maintained by Verizon Wireless permanently and are subject to subpoena.

7.3
Verizon Wireless shall have the right, through its designated representatives, and upon reasonable notice to examine and audit, at all reasonable times, all such records and such other records and accounts as may, under recognized accounting practices, contain information bearing upon the amount payable to Company hereunder for Services. At the time of notice and in order to facilitate Company’s cooperation, Verizon Wireless may provide to Company a list of the types of documents or subject matter which it intends to review, provided that such notice does not jeopardize the conduct and purpose of the audit. The correctness of Company’s billing shall be determined by such audits.

7.4
Verizon Wireless shall further have the right, through its authorized representatives, to inspect Company premises and watch Company representatives providing Services in order to verify Company’s conformance with this Agreement. Verizon Wireless shall take reasonable efforts to avoid or minimize the disruption of ongoing Services provided by Company personnel.

7.5
Right to Monitor. Verizon Wireless reserves the right to examine, or to have its authorized agents to examine, all electronic mail messages, files and other data (“Data”), on Company’s information systems, networks and/or equipment to the extent that such Data originate, terminate or pass through Verizon Wireless’ information systems networks and equipment. Furthermore, Verizon Wireless reserves the right to monitor, or to have its authorized agent(s) to monitor, such activity to determine if access is being abused, Data is secure, Company is using Verizon Wireless systems only for the purpose of fulfilling Company’s obligations under this Agreement, and/or if Company is in compliance with the Verizon Wireless’ security policies in Exhibit J as may be amended from time to time.

7.6
Cooperation in Investigations. Company shall cooperate fully and provide assistance to Verizon Wireless in the investigation and resolution of any complaints, claims, actions, or proceedings which may be brought by or involve any of Company’s employees, agents, subcontractors or other personnel.

7.7
Security Testing. Company shall cooperate and participate in such security testing as deemed necessary by Verizon Wireless to ensure that its customer information is not vulnerable to unauthorized disclosure or misuse due to products, services and/or personnel provided by Company.

Proprietary and Confidential.

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Agreement No. 750-03610-2002
7.8
Security Audits. Verizon Wireless shall have the right to conduct risk assessments or audits of Company’s equipment, systems, network and/or other facilities that will be used in connection with this Agreement. Verizon Wireless can nominate an agent to perform audits on behalf of Verizon Wireless. Verizon Wireless reserves the right to conduct unscheduled audits.

7.9	Company is required to complete self audits of their own and their subcontractor’s (if any) facilities.

7.10	Self audits shall identify vulnerabilities in its equipment, systems and/or other facilities. They shall identify controls to address such vulnerabilities and assess their adequacy.

8.	ACCEPTANCE.
All Services performed under this Agreement shall be performed to the satisfaction of Verizon Wireless. The acceptance of such Services by Verizon Wireless shall be a condition precedent to the right of Company to receive payment in full for such Services.
9.	WARRANTIES, SERVICES & SUPPORT.
9.1	Company represents and warrants that:
9.1.1
In performing Services, Company will strictly comply with the descriptions and representations as to the Services (including performance capabilities, accuracy, completeness, characteristics, specifications, configurations, standards, functions, and requirements) which appear herein and (if applicable) its employees will perform Services on time and further that Services will be in strict accordance with all applicable laws, codes, ordinances, orders, rules and regulations of local, state, and federal governments and agencies and instrumentalities, including, but not limited to, applicable wage and hour, safety and environmental laws, and all standards and regulations of appropriate regulatory commissions and similar agencies.

9.1.2
The Services to be provided by Company under this Agreement shall proceed with promptness and diligence and shall be executed in accordance with the highest professional standards in the field, to Verizon Wireless’ satisfaction.

9.1.3
All Services performed under this Agreement do not and will not give rise to or result in any infringement or misappropriation of any patent, copyright, trade secret, or any violation of any other intellectual property right of any third party.

9.1.4
Company represents, warrants and covenants that no Services shall be provided, directed, controlled, supervised or managed at, in or through a site located outside of the United States. Company further represents, warrants and covenants that no data relating to any such Service shall be stored, at, in or through a site located outside of the United States without the advance written consent of Verizon Wireless.

9.1.5
Company represents, warrants and covenants that it shall comply with all applicable FCC rules and regulations governing access to and storage of CPNI, as defined in 47 U.S.C § 222(h)(1)and 47 C.F.R § 64.2003(c).

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Agreement No. 750-03610-2002
9.1.6
Company represents, warrants and covenants that it shall immediately notify Verizon Wireless if it receives a request from a foreign government, entity or individual for access to or disclosure of any telecommunications or subscriber related information whatsoever. Company further represents, warrants and covenants that it shall not provide such access or disclosure without the express written consent of the DOJ or the authorization of a court of competent jurisdiction in the United States.

9.1.7
Company represents and warrants to Verizon Wireless that the Company software and Company systems do not contain or will not contain any Self-Help Code or any Unauthorized Code (defined below) that will allow unauthorized access to or infection of Verizon Wireless systems. Company shall remove promptly any such Self-Help Code or Unauthorized Code in the Company software of which it is notified or may discover. Company shall indemnify Verizon Wireless against any loss or expense arising out of any breach of this warranty.

As used in this Agreement, “Self-Help Code” means any back door, “time bomb”, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than a licensee of the program. Self-Help Code does not include software routines in a computer program, if any, designed to permit the licenser of the computer program (or other person acting by authority of the licensor) to obtain access to a licensee’s computer system(s) (e.g., remote access via modem) for purposes of maintenance or technical support. As used in this Agreement, “Unauthorized Code” means any virus, Trojan horse, worm, or any other software routines or hardware components designed to permit unauthorized access to disable, erase, or otherwise harm software, hardware, or data or to perform any other such actions. The term Unauthorized Code does not include Self-Help Code.

9.1.8
Company also represents and warrants that there are no copy protection or similar mechanisms within the Company software, which will, either now or in the future, interfere with the grants made in this Agreement. Furthermore, Company represents and warrants unless (i) requested in writing by Verizon Wireless and Verizon Wireless approves Company’s response, or (ii) Company advises Verizon Wireless in writing that it is necessary to perform valid duties under this Agreement and authorized in writing by Verizon Wireless, Company software and Company systems shall: (a) contain no hidden files; (b) not replicate, transmit or activate themselves and any software without control of an authorized person operating computer equipment on which it resides; (c) not alter, damage or erase any data or computer programs without control of an authorized person operating the computer equipment on which they reside; and (d) contain no encrypted imbedded key, node lock, time out or other function, whether implemented by electronic, mechanical or other means, which restricts or may restrict use or access to any programs or data developed under this Agreement, based on residency on a specific hardware configuration, frequency of duration of use, of other limiting criteria (collectively “Illicit Code”). Should any Company software and Company systems have any of the foregoing attributes, and notwithstanding anything elsewhere in this Agreement to the contrary, Company shall be in default of this Agreement, and no cure period shall apply. It is agreed that a breach of the above representation and warranty will cause irreparable harm and injury and Verizon Wireless shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Company from doing or continuing to do any such act and any other violations or threatened violations of the Agreement. In addition to any other remedies available to it under this Agreement, Verizon Wireless reserves the right to pursue civil and/or criminal penalties available to it against the Company.

Proprietary and Confidential.

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Agreement No. 750-03610-2002
9.2	All representations, warranties and covenants of Company contained in this section shall continue for the term of this Agreement and shall survive its termination.

9.3
Company shall remove from the Project, at Verizon Wireless’ request, any consultant or employee furnished by Company who, in Verizon Wireless’ opinion, is incapable, uncooperative or otherwise unacceptable in the execution of the Services to be provided under this Agreement.

10.	TERMINATION.

10.1
Verizon Wireless may terminate this Agreement or any Authorization Letter issued hereunder without cause, effective upon thirty (30) days written notice to Company and, in such event, Company shall receive payment only for Services fully performed on or before the date of termination.

10.2	This Agreement and/or any Authorization Letter may be terminated by written notice only, as follows:
10.2.1.
By Verizon Wireless for a material breach or default of any of the terms, conditions or covenants of this Agreement by Company, provided that such termination may be made only following the expiration of a thirty (30) day period during which Company has failed to cure such breach after having been given written notice of such breach. However, at its option, Verizon Wireless may terminate this Agreement immediately, with no right to cure, if Company violates the terms of Section 4.4, “Location of Call Centers,” Section 4.5, “CPNI,” Section 4.6, “Access by or Disclosure to Foreign Governmental Authorities,” Section 12, “Confidential Information” and Section 14, “Compliance with Laws,” or any of its obligations to ensure that no Verizon Wireless customer calls or data relating to such calls are diverted or routed to facilities located outside of the United States or are disclosed to foreign governmental authorities.

10.2.2.
By Company for a material breach or default of any of the terms, conditions or covenants of this Agreement by Verizon Wireless, provided that such termination may be made only following the expiration of a thirty (30) day period during which Verizon Wireless has failed to cure such breach after having been given written notice of such breach.

Proprietary and Confidential.

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Agreement No. 750-03610-2002

10.2.3.	By either party, effective immediately, upon written notice to the other, if any of the following events occurs:
a.	Either party files a voluntary petition in bankruptcy.

b.	Either party is adjudged bankrupt.

c.	A court assumes jurisdiction of the assets of either party under a federal reorganization act.

d.	A trustee or receiver is appointed by a court for all or a substantial portion of the assets of either party.

e.	Either party becomes insolvent or suspends its business.

f.	Either party makes an assignment of its assets for the benefit of its creditors except as required in the ordinary course of business.
10.2.4.
By Verizon Wireless, effective immediately, upon written notice to Company, if the identity of Company’s business is materially changed by sale of its business, transfer of control of its outstanding stock, merger or otherwise.

10.5
Termination of this Agreement shall not affect any Order placed prior to the date of termination unless otherwise stated. The termination of one Authorization Letter or this Agreement shall have no operative effect on any other outstanding Authorization Letter, unless the basis for terminating the Agreement or Authorization Letter is also the basis for termination of other outstanding Authorization Letter(s).

10.6
In the event that either Party gives written notice of termination under this Agreement, then, if requested by Verizon Wireless, Company will perform reasonable transition Services for a period not to exceed one hundred twenty (120) days after notice of termination. Such transition Services shall be provided and be chargeable as mutually agreed upon by the Parties.

10.7	The foregoing rights are in addition to, and not in limitation of, any other remedy Verizon Wireless may have at law or equity.

11.	INFRINGEMENT.

11.1
Company shall indemnify, defend and hold harmless Verizon Wireless, its parents, subsidiaries and affiliates, and its and their respective directors, officers, partners, employees, agents, successors and assigns (“Indemnified Parties”) from all claims, suits, demands, damages, liabilities, expenses (including, but not limited to, reasonable fees and disbursements of counsel and court costs), judgments, settlements and penalties of every kind (“IP Claims”) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, copyright, trade secret or any actual or alleged violation of any other intellectual property or proprietary rights arising from or in connection with the products provided or the Services performed under this Agreement or their use except to the extent that such infringement is solely attributable to Verizon Wireless. Notwithstanding anything to the contrary contained in this Agreement (including, but not limited to Section 20), the provisions of this Section 11, shall govern the rights of Verizon Wireless and its Affiliates, shareholders, directors, officers, employees, contractors, and agents to indemnification for IP Claims.

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Agreement No. 750-03610-2002
11.2	The procedures set forth in Section 20 (Indemnification) shall apply in the case of any IP Claims hereunder.

11.3
Without limitation of Sections 11.1 and 11.2, if sale, use or if applicable, distribution, of the products or Services becomes subject to an IP Claim, Company shall, at Verizon Wireless’ option and Company’s expense:

a.	Procure for Verizon Wireless the right to use the products and/or Services;

b.	Replace the products and/or Services with equivalent, non-infringing products and/or Services;

c.	Modify the products and/or Services so they become non-infringing; or

d.	Remove the products and/or Services and refund the purchase price, including transportation, installation, removal and other incidental charges.
12.	CONFIDENTIAL INFORMATION.

The non-disclosure provisions set forth as Exhibit C shall apply to this Agreement.

13.	PUBLICITY AND DISCLOSURE.

Company agrees not to provide copies of this Agreement, or otherwise disclose the terms of this Agreement, to any third party without the prior written consent of Verizon Wireless; provided, however, that Verizon Wireless may, upon advance written notice to Company but without obtaining Company’s consent, provide copies or make disclosures to prospective purchasers of the business of Verizon Wireless or of any Affiliate; or for the purpose of obtaining third party financing; and to any regulatory or judicial body requesting such information. Company further agrees to submit to Verizon Wireless’ Corporate Communications Department, for written approval, all advertising, sales promotion, press releases and other publicity matters relating to the product furnished and/or the Service performed pursuant to this Agreement, when Verizon Wireless’ name or mark or the name or mark of any of its partners or Affiliates is mentioned or language from which the connection of said name or mark may be inferred or implied. Such requests shall be sent to:

Vice President — Corporate Communications 180 Washington Valley Road Bedminster, New Jersey 07921.

14.	COMPLIANCE WITH LAWS.

Company shall comply with the provisions of all applicable federal, state, county and local laws, ordinances, regulations and codes (including procurement of required permits or certificates) in manufacturing, assembling, selling and providing products and/or Services and in performing its other obligations under this Agreement and applicable equal employment opportunity laws, rules and regulations, which are expressly incorporated herein by reference. Company shall indemnify and hold Verizon Wireless harmless against all Claims (as defined in Section 11) arising out of or related to such noncompliance.

Proprietary and Confidential.

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Agreement No. 750-03610-2002
15.	FORCE MAJEURE.

Neither party shall be responsible for any delay or failure in performance of any part of this Agreement to the extent that such delay is caused by reason of acts of God, wars, revolution, civil commotion, acts of public enemy, embargo, acts of government in its sovereign capacity, or any other circumstances beyond the reasonable control and not involving any fault or negligence of the party affected (“Condition”). If any such Condition occurs, the party affected, upon giving prompt notice to the other party, shall be excused from such performance on a day-to-day basis during the continuance of such Condition (and the other party shall likewise be excused from performance of its obligations on a day-to-day basis during the same period), provided, however, that the party so affected shall use its best reasonable efforts to avoid or remove such Condition and both Parties shall proceed immediately with the performance of their obligations under this Agreement whenever such causes are removed or cease.

If force majeure Condition continues for more than thirty (30) days, then the party affected may terminate the Agreement or the specific Authorization Letter.

16.	ASSIGNMENT.

The rights, obligations, and other interests of Company shall not be assigned by Company, in whole or in part, without the prior written consent of Verizon Wireless, which shall not be unreasonably withheld, and any purported assignment of same shall be void.

If Verizon Wireless sells, exchanges or otherwise disposes of all or a portion of the assets of, or Verizon Wireless’ interest in, any business unit in which products and/or Services are used, then Verizon Wireless shall have the right, to assign to such third party all applicable licenses, warranties, maintenance schedules and rights granted under this Agreement with respect to such products and/or Services; provided that the third party agrees to be bound by all obligations of Verizon Wireless to Agreement or that pertain to the products and/or Services.

17.	TAXES.

Company shall be responsible for the withholding and/or payment, as required by law, of all federal, state, and local taxes imposed on Company or its employees by the performance of Services hereunder. Further, Company shall comply with all federal and state benefits laws applicable to Company or its employees, if any, including making deductions and contributions for social security and unemployment tax. Verizon Wireless reserves the right, on reasonable notice, to inspect or audit Company’s records to ensure compliance with this section. Company agrees to indemnify Verizon Wireless for any and all sums that are due and owing for withholding FICA and unemployment or other state and federal taxes. Company further agrees to make payments to federal and appropriate state authorities for withholding, FICA and unemployment taxes.

Proprietary and Confidential.

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Agreement No. 750-03610-2002
18.	SUBCONTRACTING.

Company shall not use subcontractors to perform the Services under this Agreement except by prior written consent of Verizon Wireless. Requests by Company to Verizon Wireless to use subcontractors shall be in writing and shall specify the Services to be subcontracted and the identity of the proposed subcontractors. It shall be Company’s responsibility to update Verizon Wireless as it adds or deletes subcontractors and to ensure that the subcontractors it uses are in all cases approved by Verizon Wireless. Company accepts full responsibility for the acts and omissions of subcontractors and of persons either directly or indirectly employed by them to the same extent as Company is responsible for the acts and omissions of persons directly employed by Company.

19.	PLANT AND WORK RULES AND RIGHT OF ACCESS.

19.1
Anyone acting on behalf of one party, including but not limited to employees, subcontractors, and agents of the Parties, while on the premises of the other, shall comply with all plant rules, regulations and premises owner’s standards for security, including (when required by U.S. government regulations) submission of satisfactory clearance from U.S. Department of Defense and other federal authorities concerned.

19.2	Each Party shall permit reasonable access during normal working hours to its facilities in connection with the Service. Reasonable prior notice shall be given when access is required.

19.3
Facilities Access. Employees of Company, performing Services pursuant to this Agreement, who are not on duty shall not be permitted in the secured, Verizon Wireless dedicated portion of a Company site location where the Project is being performed. Verizon Wireless reserves the right to request at any time and for any reason that specific employees, subcontractors, and agents of Company be removed from and not assigned by Company to perform Services for Verizon Wireless, and Company acknowledges, agrees and understands that Company will immediately comply with such request by Verizon Wireless.

19.4
Identification Credentials. Verizon Wireless may, at its discretion, require Company’s employees to exhibit identification credentials that Verizon Wireless may issue in order to gain access to Verizon Wireless’ premises for the performance of Services. If, for any reason, any of Company’s employees are no longer performing work, Company shall immediately inform Verizon Wireless’ representative in the most expeditious manner possible. Notification shall be followed by the prompt delivery to Verizon Wireless’ representative of the identification credentials involved.

Proprietary and Confidential.

Execution Copy
Agreement No. 750-03610-2002

19.5	Computer Access. If Company is given access, whether on-site or through remote facilities, to any Verizon Wireless computer or electronic data storage system, Company shall:
19.5.1	limit such access and use solely to perform Services within the scope of this Agreement;

19.5.2
not access or attempt to access any computer system, electronic file, software and systems and/or other electronic resources other than those specifically required to accomplish the work required under this Agreement;

19.5.3	limit such access to those of its employees who are qualified and required, subject to Verizon Wireless requiring written authorization, to have such access in connection with this Agreement;

19.5.4
strictly follow all Verizon Wireless’ security rules and procedures for use of Verizon Wireless computer systems, electronic files, software and systems and/or electronic resources, including but not limited to all supporting standards, procedures, guidelines and practices;

19.5.5
maintain all user identification numbers and passwords disclosed to Company and any information obtained by Company as a result of Company’s access to and use of Verzion Wireless’ computer systems, electronic files, software and systems and/or other electronic resources in strictest confidence, protecting it from accidental or unauthorized disclosure, misuse, improper alteration or destruction;

19.5.6
exercise the highest ethical standards, which shall not be relieved by the absence of a contractual obligation or a Verizon Wireless practice, standard, guideline or procedure covering a particular situation.

19.6
Verizon Wireless reserves the right to monitor access and use of its computer systems and/or other facilities by Company, and Company agrees to cooperate with Verizon Wireless in the investigation of any apparent and/or threatened unauthorized access and/or use by Company to Verizon Wireless’ computer or electronic data storage systems or unauthorized release of Confidential Information by Company, including its employees, agents, subcontractors and/or other personnel.

20.	INDEMNIFICATION.

20.1
Company shall defend, indemnify and hold harmless Verizon Wireless, its parents, subsidiaries and affiliates, and its and their respective directors, officers, partners, employees, agents, successors and assigns (“Indemnified Parties”) from any claims, demands, lawsuits, damages, liabilities, judgments and settlements of every kind, including reasonable fees and disbursement of counsel, (“Claims”) that may be made: (a) by anyone for injuries (including death) to persons or damage to property, including theft, resulting in whole or in part from the acts or omissions of Company or those persons furnished by Company, including its subcontractors (if any); (b) by persons furnished by Company and its subcontractors (if any) under Worker’s Compensation or similar acts; (c) by anyone in connection with or based upon Services provided by Company and its subcontractors, if any, or contemplated by this Agreement, including Claims regarding the adequacy of any disclosures, instructions or warnings related to any such Services; and (d) under any federal securities laws or under any other statute, at common law or otherwise arising out of or in connection with the performance by Company contemplated by this Agreement or any information obtained in connection with such performance. The foregoing indemnification shall apply whether Company or an Indemnified Party defends such Claim and whether the Claim arises or is alleged to arise out of the sole acts or omissions of the Company (and/or any subcontractor of Company) or out of the concurrent acts or omissions of Company (and/or any subcontractor of Company) and any Indemnified Parties. Company will not be required to indemnify Verizon Wireless in respect of Claims arising solely from Verizon Wireless’ negligence, willful misconduct, infringement or provision to Company for use in its Services false, or materially misleading information or materials. Company further agrees to bind its subcontractors, if any, to similarly indemnify, hold harmless, and defend the Indemnified Parties.

Proprietary and Confidential.

Execution Copy
Agreement No. 750-03610-2002
20.2
Verizon Wireless will provide Company with prompt, written notice of any written Claim covered by this indemnification and will cooperate appropriately with Company in connection with Company’s evaluation of such Claim. Company shall defend any Indemnified Party, at the Indemnified Party’s request, against any Claim. Promptly after receipt of such request, Company shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. Company shall not settle or compromise any such Claim or consent to the entry of any judgment without the prior written consent of each Indemnified Party and without an unconditional release of all claims by each claimant or plaintiff in favor of each Indemnified Party.

21.	INSURANCE.

21.1	Company shall maintain, during the term and each renewal or extension of this Agreement, at its own expense, the following insurance:
21.1.1	Worker’s Compensation and related insurance as prescribed by the law of the state in which the work is performed; and

21.1.2	Employer’s liability insurance with limits of at least $2,000,000 each occurrence; and

21.1.3	Comprehensive general liability insurance (including personal injury insurance) and professional errors and omissions liability insurance with a minimum limit of $2,000,000 per occurrence; and

21.1.4	Excess liability insurance with a combined single limit of $5,000,000.
21.2
The insuring carriers shall be rated A- or better by A.M. Best. The insuring carriers and the form of the insurance policies shall be subject to approval by Verizon Wireless. Such policies shall be primary and non-contributory by Verizon Wireless. Verizon Wireless shall be named as an additional insured on all liability policies except workers compensation. Company shall furnish to Verizon Wireless certificates of such insurance within ten (10) days of the execution of this Agreement. The certificates shall provide that thirty (30) days prior written notice of cancellation or material change of the insurance to which the certificates relate shall be given to Verizon Wireless. The fulfillment of the obligations hereunder in no way modifies Company’s obligations to indemnify Verizon Wireless.

21.3
Company shall also require Company’s subcontractor, if any, who may enter upon Verizon Wireless’ premises to maintain insurance policies with the same coverage and limits as those listed in Section 21.1 above, and to agree to furnish Verizon Wireless, if requested, certificates or adequate proof of such insurance. Certificates furnished by Company’s subcontractor shall contain a clause stating that Verizon Wireless is to be notified in writing at least thirty (30) days prior to cancellation of, or any material change in, the policy.

Proprietary and Confidential.

Execution Copy
Agreement No. 750-03610-2002
21.4
In the event Company is self-insured, in lieu of Certificates of Insurance as stipulated in Section 21.2 above, Company shall provide to Verizon Wireless such information as may be required by Verizon Wireless to ensure appropriate levels of coverage.

22.	RELATIONSHIP OF PARTIES.

22.1
Each of the Parties to this Agreement shall perform its obligations hereunder as an independent contractor and nothing herein shall be construed to create any relationship among the Parties other than one among independent contractors. Verizon Wireless will not consider such representations as false or misleading statements, misrepresentations or statements likely to cause confusion with Verizon Wireless.

22.2
Each party shall be solely responsible for the safety and supervision of its employees, as well as the withholding or payment of all Federal, State and local Personal Income Taxes, Social Security, Unemployment and Sickness Disability Insurance and other payroll taxes with respect to its employees. Company agrees that all persons assigned to provide Services to Verizon Wireless pursuant to this Agreement shall read and sign a copy of the Verizon Wireless Claims Waiver attached hereto as Exhibit K.

22.3
Notwithstanding the foregoing, Company is authorized to act as a representative of Verizon Wireless only in so far as required for performance by Company of its obligations under this Agreement and any Authorization Letter(s).

23.	NOTICES.

Notices concerning this Agreement shall be in writing and shall be given or made by means of certified mail, registered mail, or overnight delivery service. Proper postage and other charges must be pre-paid and notices shall be addressed to the respective Parties as follows.

To Company:	To Verizon Wireless:

APAC Customer Services, Inc.
Six Parkway North	As specified per Authorization Letter
Deerfield, IL 60015
Attention: David LaBonte — Group Vice-
President-Operations

With a copy to:	With a copy to:
APAC Customer Services, Inc.	Verizon Wireless
Six Parkway North	5355 Mira Sorrento Place
Deerfield, IL 60015	San Diego, CA 92121
Attention: General counsel	Attention: Ted Kassiotis
HQ Vendor Manager

Proprietary and Confidential.

Execution Copy
Agreement No. 750-03610-2002

And with a copy to:	And with a copy to:

APAC Customer Services, Inc. Six Parkway North Deerfield, IL 60015 Attention: Blair Frankenberg	Verizon Wireless 295 Parkshore Drive Folsom, CA 95630 Attention: Beverly House Manager, Budgets & Reporting

And with a copy to:

Verizon Wireless
180 Washington Valley Road
Bedminster, New Jersey 07921
Attention: Procurement Counsel

And with a copy to:

Verizon Wireless
One Verizon Place
M. C. 2A1-PRO
Alpharetta, GA 30004
Attention: Director — Procurement Counsel

And with a copy to:

the Affiliate that placed the Order if different than Verizon Wireless
Notices for change in ownership, change in name of firm, or change in mailing address must be given by Company by mailing to Verizon Wireless within thirty (30) days of such change. Notices for change in ownership must include the names of all new owners or officers, registered agent for Service of process and state of incorporation or organization.
24.	NONWAIVER.
Either party’s failure to enforce any of the provisions of this Agreement or any Order, or to exercise any option, shall not be construed as a waiver of such provisions, rights, or options, or affect the validity of this Agreement or any Order.
25.	SEVERABILITY.
If any of the provisions of this Agreement shall be invalid or unenforceable, then such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement. The entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of Company and Verizon Wireless shall be construed and enforced accordingly.
Proprietary and Confidential.

Execution Copy
Agreement No. 750-03610-2002
26.	LIMITATION OF LIABILITY.
EXCEPT FOR CLAIMS OR DEMANDS WITH RESPECT TO THE FOLLOWING: (A) SECTION 11 (INFRINGEMENT); OR (B) SECTION 17 (TAXES); OR (C) SECTION 12 (BREACHES OF CONFIDENTIALITY OBLIGATIONS) BUT ONLY TO THE EXTENT SUCH CONFIDENTIALITY IS BREACHED BY WILLFUL DISCLOSURES OR DISCLOSURES CAUSED BY GROSS NEGLIGENCE; OR (D) SECTION 14 (COMPLIANCE WITH LAWS); OR (E) SECTION 20 (INDEMNIFICATION); OR (F) SECTION 4.4 (LOCATION OF CALL CENTER(S)); OR (G) SECTION 4.5 (CPNI); OR (H) SECTION 4.6 (ACCESS BY OR DISCLOSURE TO FOREIGN GOVERNMENTAL AUTHORITIES), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, ITS EMPLOYEES, SUBCONTRACTORS, AND/OR AGENTS, OR ANY THIRD PARTY, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE DAMAGES, OR LOST PROFITS FOR ANY CLAIM OR DEMAND OF ANY NATURE OR KIND, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF.
EXCEPT FOR CLAIMS OR DEMANDS WITH RESPECT TO THE FOLLOWING: (A) SECTION 11 (INFRINGEMENT); OR (B) SECTION 17 (TAXES); OR (C) SECTION 12 (BREACHES OF CONFIDENTIALITY OBLIGATIONS) BUT ONLY TO THE EXTENT SUCH CONFIDENTIALITY IS BREACHED BY WILLFUL DISCLOSURES OR DISCLOSURES CAUSED BY GROSS NEGLIGENCE; OR (D) SECTION 14 (COMPLIANCE WITH LAWS) OR (E) SECTION 20 (INDEMNIFICATION); OR (F) SECTION 4.4 (LOCATION OF CALL CENTER(S)); OR (G) SECTION 4.5 (CPNI); OR (H) SECTION 4.6 (ACCESS BY OR DISCLOSURE TO FOREIGN GOVERNMENTAL AUTHORITIES), IN NO EVENT WILL EITHER PARTY’S LIABILITY TO THE OTHER, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEED AN AMOUNT THAT IS EQUAL TO THE FEES PAID (OR PAYABLE) BY VERIZON WIRELESS TO COMPANY IN THE TWELVE–MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF PRESENTATION OF ANY SUCH CLAIM.
27.	SECTION HEADINGS.
The headings of the several Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
28.	SURVIVAL OF OBLIGATIONS.
The respective obligations of the Parties under this Agreement that by their nature would continue beyond the termination, cancellation or expiration, shall survive any termination, cancellation or expiration, including, but not limited to, obligations to indemnify, insure and maintain confidentiality.
29.	CHOICE OF LAW AND JURISDICTION.
The construction, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction and subject to the exclusive jurisdiction of its federal or state courts in New York.
30.	ENTIRE AGREEMENT.
This Agreement together with its exhibits and Authorization Letter(s) constitutes the entire agreement between the Parties and cancels all contemporaneous or prior agreements, whether written or oral, with respect to the subject matter of this Agreement. No modifications shall be made to this Agreement unless in writing and signed by authorized representatives of the Parties.
Proprietary and Confidential.

Execution Copy
Agreement No. 750-03610-2002
31	SIGNATURES.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement through their authorized representatives.

CELLCO PARTNERSHIP	APAC CUSTOMER SERVICES, INC.
d/b/a Verizon Wireless

/s/ Denny Strigl	/s/ David LaBonte

(Signature of Authorized Agent)	(Signature of Officer)

Denny Strigl	David LaBonte

(Printed Name of Authorized Agent)	(Printed Name of Officer)

Group Vice President
(Title)	(Title )

1/29/03
(Date)	(Date)

/s/ Marc Tanenberg

(Signature of Officer)

Marc Tanenberg

(Printed Name of Officer)

Chief Financial Officer
(Title)

1/29/03
(Date)
Proprietary and Confidential.